EXHIBIT 99.1

PRESS RELEASE DATED JANUARY 22, 2025

Company Contact:
William R. Jacobs
Chief Financial Officer
Tel: (732) 499-7200 ext. 2519
FOR IMMEDIATE RELEASE

NORTHFIELD BANCORP, INC. ANNOUNCES
FOURTH QUARTER AND YEAR END 2024 RESULTS

NOTABLE ITEMS FOR THE QUARTER:

•DILUTED EARNINGS PER SHARE OF $0.27 FOR THE FOURTH QUARTER OF 2024, COMPARED TO $0.16 FOR THE TRAILING QUARTER, AND $0.19 FOR THE FOURTH QUARTER OF 2023.
◦Fourth Quarter 2024 results included a gain of $0.06 per share on the sale and consolidation of a Staten Island branch in December 2024.
•NET INTEREST MARGIN INCREASED BY 10 BASIS POINTS TO 2.18% FOR THE CURRENT QUARTER, AS COMPARED TO 2.08% FOR THE TRAILING QUARTER.
•THE AVERAGE COST OF INTEREST-BEARING LIABILITIES DECREASED 10 BASIS POINTS TO 2.85% FOR THE CURRENT QUARTER AS COMPARED TO 2.95% FOR THE TRAILING QUARTER.
•DEPOSITS (EXCLUDING BROKERED) INCREASED BY $81.6 MILLION, OR 8.6% ANNUALIZED, COMPARED TO SEPTEMBER 30, 2024, AND INCREASED $96.6 MILLION, OR 2.6%, FROM DECEMBER 31, 2023.
•COST OF DEPOSITS (EXCLUDING BROKERED) AT DECEMBER 31, 2024 WAS 1.95% AS COMPARED TO 2.07% AT SEPTEMBER 30, 2024.
•    LOANS DECLINED BY $36.9 MILLION, OR 3.6% ON AN ANNUALIZED BASIS, FROM SEPTEMBER 30, 2024, WITH DECREASES IN MULTIFAMILY AND COMMERCIAL AND INDUSTRIAL LOANS, OFFSET BY INCREASES IN COMMERCIAL REAL ESTATE, HOME EQUITY, AND CONSTRUCTION AND LAND LOANS.
•ASSET QUALITY REMAINS STRONG WITH NON-PERFORMING LOANS TO TOTAL LOANS AT 0.51% COMPARED TO 0.75% AT SEPTEMBER 30, 2024.
•    THE COMPANY MAINTAINED STRONG LIQUIDITY WITH APPROXIMATELY $683 MILLION IN UNPLEDGED AVAILABLE-FOR-SALE SECURITIES AND LOANS READILY AVAILABLE-FOR-PLEDGE OF APPROXIMATELY $935 MILLION.
•CASH DIVIDEND OF $0.13 PER SHARE, PAYABLE FEBRUARY 19, 2025, TO STOCKHOLDERS OF RECORD AS OF FEBRUARY 5, 2025.
WOODBRIDGE, N.J., JANUARY 22, 2025 -- NORTHFIELD BANCORP, INC. (the “Company”) (Nasdaq:NFBK), the holding company for Northfield Bank, reported net income of $11.3 million, or $0.27 per diluted share, for the quarter ended December 31, 2024, as compared to $6.5 million, or $0.16 per diluted share, for the quarter ended September 30, 2024, and $8.2 million, or $0.19 per diluted share, for the quarter ended December 31, 2023. For the year ended December 31, 2024, net income totaled $29.9 million, or $0.72 per diluted share, compared to $37.7 million, or $0.86 per diluted share, for the year ended December 31, 2023. For the quarter ended December 31, 2024, net income reflected a $3.4 million, or $0.06 per share, gain on sale of property. The year ended December 31, 2024 also included additional tax expense of $795,000, or $0.02 per share, related to options that expired in June 2024, and severance expense of $683,000, or $0.01 per share, related to staffing realignments. For the year ended December 31, 2023, net income reflected $440,000, or $0.01 per share of severance expense.
Commenting on the quarter and year, Steven M. Klein, the Company’s Chairman, President and Chief Executive Officer stated, “We delivered solid financial performance for the quarter, increasing our net interest income and net interest margin, prudently managing our operating expenses, maintaining strong asset quality, and managing our strong capital levels. While significant economic and market risks remain, recent decreases in short-term market interest rates, and other factors, should provide our marketplace and the Company with growth opportunities in the new year.”

Mr. Klein concluded, “I am pleased to announce that the Board of Directors has declared a cash dividend of $0.13 per share, payable February 19, 2025, to stockholders of record on February 5, 2025.”

Results of Operations
Comparison of Operating Results for the Years Ended December 31, 2024 and 2023

Net income was $29.9 million and $37.7 million for the years ended December 31, 2024 and December 31, 2023, respectively. Significant variances from the prior year are as follows: a $10.2 million decrease in net interest income, a $2.9 million increase in the provision for credit losses on loans, a $4.9 million increase in non-interest income, a $3.1 million increase in non-interest expense, and a $3.5 million decrease in income tax expense.

Net interest income for the year ended December 31, 2024, decreased $10.2 million, or 8.2%, to $114.5 million, from $124.7 million for the year ended December 31, 2023, due to a $39.3 million increase in interest expense, which was partially offset by a $29.1 million increase in interest income. The increase in interest expense was largely driven by the cost of interest-bearing liabilities, which increased by 80 basis points to 2.91% for the year ended December 31, 2024, from 2.11% for the year ended December 31, 2023, driven primarily by a 96 basis point increase in the cost of interest-bearing deposits from 1.61% to 2.57% for the year ended December 31, 2024, and, to a lesser extent, a 27 basis point increase in the cost of borrowings from 3.58% to 3.85% due to rising market interest rates, a shift in the composition of the deposit portfolio towards higher-costing certificates of deposit and a greater reliance on borrowings. The increase in interest expense was also due to a $249.1 million, or 6.2%, increase in the average balance of interest-bearing liabilities, including an increase of $161.2 million in the average balance of interest-bearing deposits and an $87.8 million in the average balance of borrowed funds. The increase in interest income was primarily due to a $151.7 million, or 2.9%, increase in the average balance of interest-earning assets coupled with a 43 basis point increase in yields on interest-earning assets, which increased to 4.36% for the year ended December 31, 2024, from 3.93% for the year ended December 31, 2023, due to the rising rate environment. The increase in the average balance of interest-earning assets was primarily due to increases in the average balance of mortgage-backed securities of $149.3 million, the average balance of interest-earning deposits in financial institutions of $91.4 million, and the average balance of other securities of $55.1 million, partially offset by a decrease in the average balance of loans of $141.7 million.

Net interest margin decreased by 25 basis points to 2.10% for the year ended December 31, 2024 from 2.35% for the year ended December 31, 2023. The decrease in net interest margin was primarily due to interest-bearing liabilities repricing faster than interest-earning assets. The net interest margin was negatively affected by approximately 10 basis points due to a $300 million low risk leverage strategy implemented in the first quarter of 2024. In January 2024, the Company borrowed $300 million from the Federal Reserve Bank through the Bank Term Funding Program (“BTFP”) at favorable terms and conditions and invested the proceeds at higher rates. These borrowings were repaid in full as of December 31, 2024. The Company accreted interest income related to purchased credit-deteriorated (“PCD”) loans of $1.3 million for both years ended December 31, 2024 and December 31, 2023. Net interest income for the year ended December 31, 2024, included loan prepayment income of $863,000 as compared to $1.6 million for the year ended December 31, 2023.

The provision for credit losses on loans increased by $2.9 million to $4.3 million for the year ended December 31, 2024, compared to $1.4 million for the year ended December 31, 2023, primarily due to an increase in the specific reserve component of the allowance for credit losses, which was partially offset by a decrease in the general reserve component of the allowance for credit losses. The increase in the specific reserve was primarily related to an increase in reserves related to commercial and industrial loans. The decline in the general reserve component of the allowance for credit losses resulted from a decline in loan balances and an improvement in the macroeconomic forecast for the current period within our Current Expected Credit Loss (“CECL”) model, partially offset by an increase in reserves related to changes in model assumptions, including the slowing of prepayment speeds, and an increase in reserves in the commercial and industrial portfolio related to an increase in non-performing loans and higher loan balances in that portfolio. Net charge-offs were $6.6 million for the year ended December 31, 2024, as compared to net charge-offs of $6.4 million for the year ended December 31, 2023, and included charge-offs of $5.5 million and $6.2 million on small business unsecured commercial and industrial loans for the years ended December 31, 2024 and 2023, respectively. Management continues to monitor the small business unsecured commercial and industrial loan portfolio, which totaled $28.9 million at December 31, 2024.

Non-interest income increased $4.9 million, or 41.4%, to $16.8 million for the year ended December 31, 2024, from $11.9 million for the year ended December 31, 2023, primarily due to a $3.4 million gain on sale of property, a $951,000 increase in fees and service charges for customer services, related to an increase in overdraft fees and service charges on deposit accounts, and a $585,000 increase in income on bank owned life insurance.

Non-interest expense increased $3.1 million, or 3.7%, to $86.5 million for the year ended December 31, 2024, compared to $83.5 million for the year ended December 31, 2023. The increase was primarily due to a $2.8 million increase in employee compensation and benefits, primarily attributable to higher salary expense related to annual merit increases and higher medical expense. Partially offsetting the increase was a $461,000 decrease in stock compensation expense related to performance stock awards not expected to vest. Employee compensation and benefits expense also included severance expense of $683,000 for the year ended December 31, 2024, as compared to $440,000 for the year ended December 31, 2023. During the second quarter of 2024, due to current economic conditions, the Company implemented a workforce reduction plan which included modest layoffs and staffing realignments. Additionally, non-interest expense included an $837,000 increase in credit loss expense/(benefit) for off-balance sheet exposure due to a provision of $282,000 recorded during the year ended December 31, 2024, as compared to a benefit of $555,000 for the year ended December 31, 2023. The benefit in the prior year period was attributable to a decrease in the pipeline of loans committed and awaiting closing. Partially offsetting the increases was a $602,000 decrease in advertising expense due to a change in marketing strategy and the timing of specific deposit and lending campaigns.

The Company recorded income tax expense of $10.6 million for the year ended December 31, 2024, compared to $14.1 million for the year ended December 31, 2023, with the decrease due to lower taxable income. The effective tax rate for the year ended December 31, 2024, was 26.1%, compared to 27.2% for the year ended December 31, 2023.

Comparison of Operating Results for the Three Months Ended December 31, 2024 and 2023

Net income was $11.3 million and $8.2 million for the quarters ended December 31, 2024, and December 31, 2023, respectively. Significant variances from the comparable prior year quarter are as follows: a $767,000 increase in net interest income, a $1.7 million increase in the provision for credit losses on loans, a $3.4 million increase in non-interest income, a $158,000 decrease in non-interest expense, and a $398,000 decrease in income tax expense.

Net interest income for the quarter ended December 31, 2024, increased $767,000, or 2.7%, to $29.7 million, from $28.9 million for the quarter ended December 31, 2023, due to a $5.3 million increase in interest income partially offset by a $4.5 million increase in interest expense. The increase in interest income was primarily due to an increase in the average balance of interest earning assets of $138.4 million, or 2.6%, coupled with a 29 basis point increase in the yield on interest-earning assets to 4.39% for the quarter ended December 31, 2024, from 4.10% for the quarter ended December 31, 2023, primarily due to higher yields on loans and securities due to the rising rate environment. The increase in the average balance of interest-earning assets was due to increases in the average balance of mortgage-backed securities of $329.9 million and the average balance of interest-earning deposits in financial institutions of $31.1 million, partially offset by decreases in the average balance of loans outstanding of $166.6 million, the average balance of other securities of $53.7 million, and the average balance of Federal Home Loan Bank of New York (“FHLBNY”) stock of $2.4 million. The increase in interest expense was largely driven by the impact of rising market interest rates and a $165.9 million, or 4.12%, increase in the average balance of interest-bearing liabilities, including a $262.7 million increase in the average balance of interest-bearing deposits, partially offset by a decrease of $96.8 million in the average balance of borrowed funds. The cost of interest-bearing liabilities increased by 33 basis points to 2.85% for the quarter ended December 31, 2024, from 2.52% for the quarter ended December 31, 2023, driven primarily by a 10 basis point increase in the cost of borrowed funds from 3.58% to 3.68%, and a 45 basis point increase in the cost of interest-bearing deposits from 2.16% to 2.61%.

Net interest margin increased by one basis point to 2.18% for the quarter ended December 31, 2024 from 2.17% for the quarter ended December 31, 2023. Net interest income for the quarter ended December 31, 2024, included loan prepayment income of $215,000, as compared to $253,000 for the quarter ended December 31, 2023. The Company accreted interest income related to PCD loans of $568,000 for the quarter ended December 31, 2024, as compared to $330,000 for quarter ended December 31, 2023.

The provision for credit losses on loans increased by $1.7 million to $1.9 million for the quarter ended December 31, 2024, from $271,000 for the quarter ended December 31, 2023, primarily due to an increase in the specific reserve component of the allowance for credit losses, which was partially offset by a decrease in the general reserve component of the allowance for credit losses. The increase in the specific reserve was primarily related to an increase in reserves related to commercial and industrial loans. The decline in the general reserve component of the allowance for credit losses resulted from a decline in loan balances and an improvement in the macroeconomic forecast for the current period within our CECL model, partially offset by an increase in reserves related to changes in model assumptions, including the slowing of prepayment speeds, and an increase in reserves in the commercial and industrial portfolio related to an increase in non-performing loans and higher loan balances in that portfolio. Net charge-offs were $2.0 million for the quarter ended December 31, 2024, compared to net charge-offs of $1.2 million for the quarter ended December 31, 2023, and included $1.6 million and $992,000 in charge-offs on small business unsecured commercial and industrial loans, for the quarters ended December 31, 2024 and 2023, respectively.

Non-interest income increased by $3.4 million, or 93.1%, to $7.0 million for the quarter ended December 31, 2024, from $3.6 million for the quarter ended. The increase was primarily due to a $3.4 million gain on sale of property, and, to a lesser extent, increases of $325,000 of income on bank owned life insurance and $419,000 of other income, primarily higher swap fee income. Partially offsetting the increases, was a decrease of $930,000 in gains on trading securities, net. For the quarter ended December 31, 2024, gains on trading securities, net, were $68,000, compared to gains of $998,000 in the comparable prior year quarter. The trading portfolio is utilized to fund the Company’s deferred compensation obligation to certain employees and directors of the plan. The participants of this plan, at their election, defer a portion of their compensation. Gains and losses on trading securities have no effect on net income since participants benefit from, and bear the full risk of changes in the trading securities market values. Therefore, the Company records an equal and offsetting amount in compensation expense, reflecting the change in the Company’s obligations under the plan.
Non-interest expense decreased by $158,000, or 0.8%, to $20.8 million for the quarter ended December 31, 2024, from $21.0 million for the quarter ended December 31, 2023. The decrease was primarily due to a $425,000 decrease in compensation and employee benefits partially offset by a $110,000 increase in the credit loss (benefit)/expense for off-balance sheet exposures, which was due to a benefit of $55,000 recorded during the quarter ended December 31, 2024, compared to a benefit of $165,000 recorded in the prior year quarter.

The Company recorded income tax expense of $2.7 million for the quarter ended December 31, 2024, compared to $3.1 million for the quarter ended December 31, 2023. The effective tax rate for the quarter ended December 31, 2024, was 19.2% compared to 27.2% for quarter ended December 31, 2023.

Comparison of Operating Results for the Three Months Ended December 31, 2024 and September 30, 2024

Net income was $11.3 million and $6.5 million for the quarters ended December 31, 2024 and September 30, 2024, respectively. Significant variances from the prior quarter are as follows: a $1.5 million increase in net interest income, a $600,000 decrease in provision for credit losses on loans, a $3.4 million increase in non-interest income, a $444,000 increase in non-interest expense, and a $310,000 increase in income tax expense.

Net interest income for the quarter ended December 31, 2024 increased by $1.5 million, or 5.2%, to $29.7 million, from $28.2 million for the quarter ended September 30, 2024, due to a $1.1 million decrease in interest expense on deposits and borrowings and a $404,000 increase in interest income. The decrease in interest expense on deposits and borrowings was primarily due to a decrease in the cost of borrowed funds (as discussed further below), partially offset by a $2.0 million, or 0.1%, increase in the average balance of interest-bearing liabilities, which was due to $234.5 million, or 7.5%, increase in the average balance of interest-bearing deposits, partially offset by a decrease of $232.6 million, or 23.1%, in the average balance of borrowed funds. The increase in interest income was primarily due to a one basis point increase in the yield on interest-earning assets and a $21.6 million, or 0.4%, increase in the average balance of interest-earning assets. The increase in the average balance of interest-earning assets was primarily due to increases in the average balance of interest-bearing deposits in financial institutions of $104.3 million and in the average balance of mortgage-backed securities of $49.3 million. The increases were partially offset by decreases in the average balance of other securities of $95.9 million, in the average balance of loans outstanding of $35.2 million, and the average balance of FHLBNY stock of $1.0 million.
Net interest margin increased by 10 basis points to 2.18% from 2.08% for the quarter ended September 30, 2024, primarily due to the decrease in the cost of interest-bearing liabilities. The cost of interest-bearing liabilities decreased by 10 basis points to 2.85% for the quarter ended December 31, 2024, from 2.95% for the quarter ended September 30, 2024, driven primarily by lower cost of borrowed funds which decreased by 25 basis points to 3.68% for the quarter ended December 31, 2024, as compared to 3.93% for the quarter ended September 30, 2024, due to the lower interest rate environment. Net interest income for the quarter ended December 31, 2024, included loan prepayment income of $215,000 as compared to $87,000 for the quarter ended September 30, 2024. The Company accreted interest income related to PCD loans of $568,000 for the quarter ended December 31, 2024, as compared to $327,000 for the quarter ended September 30, 2024.

The provision for credit losses on loans decreased by $600,000 to $1.9 million for the quarter ended December 31, 2024, from $2.5 million for the quarter ended September 30, 2024. The decrease in the provision was primarily due to a decrease in loan balances. Net charge-offs were $2.0 million for the quarter ended December 31, 2024, as compared to net charge-offs of $2.1 million for the quarter ended September 30, 2024.

Non-interest income increased by $3.4 million, or 95.8%, to $7.0 million for the quarter ended December 31, 2024, from $3.6 million for the quarter ended September 30, 2024. The increase was primarily due to a $3.4 million gain on sale of property.

Non-interest expense increased by $444,000, or 2.2%, to $20.8 million for the quarter ended December 31, 2024, from $20.4 million for the quarter ended September 30, 2024. The increase was primarily due to a $337,000 increase in compensation and employee benefits, a $223,000 increase in occupancy expense, a $141,000 increase in data processing costs, and a $140,000 increase in other non-interest expense. Partially offsetting the increases was a $181,000 decrease in professional fees and a $206,000 decrease in credit loss expense for off-balance sheet exposures.

The Company recorded income tax expense of $2.7 million for the quarter ended December 31, 2024, compared to $2.4 million for the quarter ended September 30, 2024. The effective tax rate for the quarter ended December 31, 2024, was 19.2% compared to 26.6% for the quarter ended September 30, 2024.

Financial Condition

Total assets increased by $68.0 million, or 1.2%, to $5.67 billion at December 31, 2024, from $5.60 billion at December 31, 2023. The increase was primarily due to an increase in available-for-sale debt securities of $305.4 million, or 38.4%, partially offset by decreases in loans receivable of $181.4 million, or 4.3%, and cash and cash equivalents of $61.8 million, or 26.9%.

Cash and cash equivalents decreased by $61.8 million, or 26.9%, to $167.7 million at December 31, 2024, from $229.5 million at December 31, 2023. Balances fluctuate based on the timing of receipt of security and loan repayments and the redeployment of cash into higher-yielding assets such as loans and securities, or the funding of deposit outflows or borrowing maturities. During the fourth quarter the Company paid off its borrowings under the BTFP which included $94.5 million at December 31, 2023.

Loans held for investment, net, decreased by $181.4 million to $4.02 billion at December 31, 2024, from $4.20 billion at December 31, 2023, primarily due to a decrease in multifamily loans and commercial real estate loans, partially offset by an increase in home equity and lines of credit, commercial and industrial, and construction and land loans. The Company continues to focus on the credit needs of its customers, and to a lesser extent, the development of new business notwithstanding the uncertain economic environment. Multifamily loans decreased $153.5 million, or 5.6%, to $2.60 billion at December 31, 2024 from $2.75 billion at December 31, 2023, commercial real estate loans decreased $39.8 million, or 4.3%, to $889.8 million at December 31, 2024 from $929.6 million at December 31, 2023, and one-to-four family residential loans decreased $10.6 million, or 6.6%, to $150.2 million at December 31, 2024 from $160.8 million at December 31, 2023. Partially offsetting these decreases were increases in home equity and lines of credit loans of $10.5 million, or 6.4%, to $174.1 million at December 31, 2024 from $163.5 million at December 31, 2023, commercial and industrial loans of $8.2 million, or 5.3%, to $163.4 million at December 31, 2024 from $155.3 million at December 31, 2023, and construction and land loans of $4.9 million, or 15.9%, to $35.9 million at December 31, 2024 from $31.0 million at December 31, 2023.

As of December 31, 2024, non-owner occupied commercial real estate loans (as defined by regulatory guidance) to total risk-based capital was estimated at approximately 434%. Management believes that Northfield Bank (the “Bank”) has implemented appropriate risk management practices, including risk assessments, board-approved underwriting policies and related procedures, which include monitoring Bank portfolio performance, performing market analysis (economic and real estate), and stressing of the Bank’s commercial real estate portfolio under severe, adverse economic conditions. Although management believes the Bank has implemented appropriate policies and procedures to manage its commercial real estate concentration risk, the Bank’s regulators could require it to implement additional policies and procedures or could require it to maintain higher levels of regulatory capital, which might adversely affect its loan originations, the Company's ability to pay dividends, and overall profitability.

Our real estate portfolio includes credit risk exposure to loans collateralized by office buildings and multifamily properties in New York State subject to some form of rent regulation limiting increases for rent stabilized multifamily properties. At December 31, 2024, office-related loans represented $184.0 million, or approximately 5% of our total loan portfolio, with an average balance of $1.8 million (although we have originated these types of loans in amounts substantially greater than this average) and a weighted average loan-to-value ratio of 59%. Approximately 42% were owner-occupied. The geographic locations of the properties collateralizing our office-related loans are as follows: 49.9% in New York, 48.6% in New Jersey and 1.5% in Pennsylvania. At December 31, 2024, our largest office-related loan had a principal balance of $90.0 million (with a net active principal balance for the Bank of $30.0 million as we have a 33.3% participation interest), was secured by an office facility located in Staten Island, New York, and was performing in accordance with its original contractual terms. At December 31, 2024, multifamily loans that have some form of rent stabilization or rent control totaled approximately $437.7 million, or approximately 11% of our total loan portfolio, with an average balance of $1.7 million (although we have originated these type of loans in amounts substantially greater than this average) and a weighted average loan-to-value ratio of 51%. At December 31, 2024, our largest rent-regulated loan had a principal balance of $16.8 million, was secured by an apartment building located in Staten Island, New York, and was performing in accordance with its original contractual terms. Management continues to closely monitor its office and rent-regulated portfolios. For further details on our rent-regulated multifamily portfolio see “Asset Quality”.

PCD loans totaled $9.2 million and $9.9 million at December 31, 2024 and December 31, 2023, respectively. The majority of the remaining PCD loan balance consists of loans acquired as part of a Federal Deposit Insurance Corporation-assisted transaction. The Company accreted interest income of $568,000 and $1.3 million attributable to PCD loans for the quarter and year ended December 31, 2024, respectively, as compared to $330,000 and $1.3 million for the quarter and year ended December 31, 2023, respectively. PCD loans had an allowance for credit losses of approximately $2.9 million at December 31, 2024.

Loan balances are summarized as follows (dollars in thousands):

	December 31, 2024	September 30, 2024	December 31, 2023
Real estate loans:
Multifamily	$2,597,484	$2,640,944	$2,750,996
Commercial mortgage	889,801	878,173	929,595
One-to-four family residential mortgage	150,217	149,682	160,824
Home equity and lines of credit	174,062	171,946	163,520
Construction and land	35,897	33,024	30,967
Total real estate loans	3,847,461	3,873,769	4,035,902
Commercial and industrial loans	163,307	174,253	154,984
PPP loans	118	160	284
Other loans	2,165	1,660	2,585
Total commercial and industrial, PPP, and other loans	165,590	176,073	157,853
Loans held-for-investment, net (excluding PCD)	4,013,051	4,049,842	4,193,755
PCD loans	9,173	9,264	9,899
Total loans held-for-investment, net	$4,022,224	$4,059,106	$4,203,654

The Company’s available-for-sale debt securities portfolio increased by $305.4 million, or 38.4%, to $1.10 billion at December 31, 2024, from $795.5 million at December 31, 2023. The increase was primarily attributable to purchases of securities, partially offset by paydowns, maturities, and calls. At December 31, 2024, $989.0 million of the portfolio consisted of residential mortgage-backed securities issued or guaranteed by Fannie Mae, Freddie Mac, or Ginnie Mae. In addition, the Company held $75.3 million in U.S. Government agency securities, $35.8 million in corporate bonds, substantially all of which were considered investment grade, and $685,000 in municipal bonds at December 31, 2024. Gross unrealized losses, net of tax, on available-for-sale debt securities and held-to-maturity securities approximated $21.8 million and $400,000, respectively, at December 31, 2024, and $32.5 million and $279,000, respectively, at December 31, 2023.

Equity securities were $14.3 million at December 31, 2024 and $10.6 million at December 31, 2023. Equity securities are primarily comprised of an investment in a Small Business Administration Loan Fund. This investment is utilized by the Bank as part of its Community Reinvestment Act program. The increase in equity securities was primarily due to an increase in money market mutual funds.

Total liabilities increased $62.7 million, or 1.3%, to $4.96 billion at December 31, 2024 as compared to $4.90 billion at December 31, 2023, as the increase in total deposits of $260.0 million was largely offset by a decrease in FHLB advances, other borrowings and securities sold under agreements to repurchase of $192.6 million. The Company routinely utilizes brokered deposits and borrowed funds to manage interest rate risk, the cost of interest-bearing liabilities, and funding needs related to loan originations and deposit activity.

Deposits increased $260.0 million, or 6.70%, to $4.14 billion at December 31, 2024, as compared to $3.88 billion at December 31, 2023. Brokered deposits increased by $163.4 million, or 163.4%, which were used as a lower-cost alternative to borrowings. Deposits, excluding brokered deposits, increased $96.6 million, or 2.6%. The increase in deposits, excluding brokered deposits, was attributable to increases of $81.9 million in time deposits and $66.3 million in transaction accounts, partially offset by decreases of $30.0 million in money market accounts and $21.6 million in savings accounts. Estimated gross uninsured deposits at December 31, 2024 were $1.82 billion. This total includes fully collateralized uninsured government deposits and intercompany deposits of $923.8 million, leaving estimated uninsured deposits of approximately $896.5 million, or 21.7%, of total deposits as of December 31, 2024. At December 31, 2023, estimated uninsured deposits totaled $869.9 million, or 22.4% of total deposits.

Deposit account balances are summarized as follows (dollars in thousands):

	December 31, 2024	September 30, 2024	December 31, 2023
Transaction:
Non-interest bearing checking	$706,976	$681,741	$694,903
Negotiable orders of withdrawal and interest-bearing checking	1,286,154	1,230,176	1,231,943
Total transaction	1,993,130	1,911,917	1,926,846
Savings and money market:
Savings	904,163	911,067	925,744
Money market	272,145	265,800	302,122
Brokered money market	—	—	50,000
Total savings	1,176,308	1,176,867	1,277,866
Certificates of deposit:
$250,000 and under	580,940	585,606	525,454
Over $250,000	124,681	119,033	98,269
Brokered deposits	263,418	82,146	50,000
Total certificates of deposit	969,039	786,785	673,723
Total deposits	$4,138,477	$3,875,569	$3,878,435

Included in the table above are business and municipal deposit account balances as follows (dollars in thousands):

	December 31, 2024	September 30, 2024	December 31, 2023

Business customers	$885,769	$869,990	$893,296
Municipal customers	$859,319	$799,249	$768,556

Borrowed funds decreased to $727.8 million at December 31, 2024, from $920.5 million at December 31, 2023. The decrease was largely due to a decrease of $167.9 million in other borrowings resulting from the maturity and replacement of FRB and FHLB borrowings with lower-cost brokered deposits. Management utilizes borrowings to mitigate interest rate risk, for short-term liquidity, and to a lesser extent from time to time, as part of leverage strategies.

The following is a table of term borrowing maturities (excluding overnight borrowings and subordinated debt) and the weighted average rate by year at December 31, 2024 (dollars in thousands):

Year	Amount	Weighted Average Rate
2025	$183,184	2.60%
2026	148,000	4.36%
2027	173,000	3.19%
2028	154,288	3.96%
	$658,472	3.47%
Total stockholders’ equity increased by $5.3 million to $704.7 million at December 31, 2024, from $699.4 million at December 31, 2023. The increase was attributable to net income of $29.9 million for the year ended December 31, 2024, a $12.1 million increase in accumulated other comprehensive income, associated with an increase in the estimated fair value of our debt securities available-for-sale portfolio due to the increase in market interest rates, and a $3.6 million increase in equity award activity, partially offset by $18.1 million in stock repurchases and $21.8 million in dividend payments. On April 24, 2024, the Board of Directors of the Company approved a $5.0 million stock repurchase program, which was completed in May 2024, and on June 14, 2024, the Board of Directors of the Company approved a $10.0 million stock repurchase program which was completed in August 2024. During the year December 31, 2024, the Company repurchased 1.8 million of its common stock outstanding at an average price of $10.03 for a total of $18.1 million pursuant to the approved stock repurchase programs. As of December 31, 2024, the Company had no outstanding repurchase program.

The Company's most liquid assets are cash and cash equivalents, corporate bonds, and unpledged mortgage-related securities issued or guaranteed by the U.S. Government, Fannie Mae, or Freddie Mac, that we can either borrow against or sell. We also have the ability to surrender bank-owned life insurance contracts. The surrender of these contracts would subject the Company to income taxes and penalties for increases in the cash surrender values over the original premium payments. We also have the ability to obtain additional funding from the FHLB and Federal Reserve Bank of New York utilizing unencumbered and unpledged securities and multifamily loans. The Company expects to have sufficient funds available to meet current commitments in the normal course of business. The Company's on-hand liquidity ratio as of December 31, 2024 was 17.3%.

The Company had the following primary sources of liquidity at December 31, 2024 (dollars in thousands):

Cash and cash equivalents(1)	$154,701
Corporate bonds(2)	$21,843
Multifamily loans(2)	$934,784
Mortgage-backed securities (issued or guaranteed by the U.S. Government, Fannie Mae, or Freddie Mac)(2)	$661,518

(1) Excludes $13.0 million of cash at Northfield Bank.
(2) Represents estimated remaining borrowing potential.

The Company and the Bank utilize the Community Bank Leverage Ratio (“CBLR”) framework. The CBLR replaces the risk-based and leverage capital requirements in the generally applicable capital rules. At December 31, 2024, the Company and the Bank's estimated CBLR ratios were 12.11% and 12.46%, respectively, which exceeded the minimum requirement to be considered well-capitalized of 9.0%.

Asset Quality

The following table details total non-accrual loans (excluding PCD), non-performing loans, non-performing assets, troubled debt restructurings on which interest is accruing, and accruing loans 30 to 89 days delinquent at December 31, 2024, September 30, 2024, and December 31, 2023 (dollars in thousands):

	December 31, 2024	September 30, 2024	December 31, 2023
Non-accrual loans:
Held-for-investment
Real estate loans:
Multifamily	$2,609	$2,651	$2,709
Commercial real estate loans	4,578	4,426	6,491
One-to-four family residential	—	66	104
Home equity and lines of credit	1,270	1,123	499
Commercial and industrial	5,807	14,617	305
Other	—	6	7
Total non-accrual loans	14,264	22,889	10,115
Loans delinquent 90 days or more and still accruing:
Held-for-investment
Real estate loans:
Multifamily	$164	$—	$201
Commercial real estate loans	—	1,161	—
One-to-four family residential	882	304	406
Home equity and lines of credit	140	343	711
Commercial and industrial	—	835	—
Total loans held-for-investment delinquent 90 days or more and still accruing	1,186	2,643	1,318
Non-performing loans held-for-sale
Commercial real estate loans	4,397	4,397	—
Commercial and industrial	500	500	—
Total non-performing loans held-for-sale	4,897	4,897	—
Total non-performing loans	20,347	30,429	11,433
Total non-performing assets	$20,347	$30,429	$11,433
Non-performing loans to total loans	0.51%	0.75%	0.27%
Non-performing assets to total assets	0.36%	0.53%	0.20%
Accruing loans 30-89 days delinquent	$9,336	$16,057	$8,683

The Company's non-performing loans at December 31, 2024 totaled $20.3 million, or 0.51%, of total loans, and include $4.9 million of loans held-for-sale, as compared to $30.4 million, or 0.75%, at September 30, 2024, and $11.4 million, or 0.27%, at December 31, 2023. The $10.1 million decrease in non-performing loans from September 30, 2024, was primarily due to one commercial and industrial relationship which had an outstanding balance of $12.5 million at September 30, 2024, and received a payment of $10.0 million during the fourth quarter of 2024. The remaining $2.5 million balance of this loan was modified during the fourth quarter of 2024 and is expected to be repaid over three years. At December 31, 2024, the $2.5 million modified commercial and industrial loan was current, but remains on non-accrual status.

The $8.9 million increase in non-performing loans at December 31, 2024 as compared to December 31, 2023 was primarily due to an increase in non-performing commercial and industrial loans and an increase in non-performing commercial real estate loans. The increase in non-performing commercial and industrial loans was primarily due to two loans to one borrower totaling $1.5 million which were put on non-accrual status during the fourth quarter of 2024, the aforementioned modified loan of $2.5 million (which is current as of December 31, 2024), and, to a lesser extent, and increase in non-performing unsecured small business commercial and industrial loans.

The increase in non-performing commercial real estate loans was primarily attributable to one loan with a balance of $4.4 million, which was put on non-accrual status during the first quarter of 2024. Based on the results of the impairment analysis for this loan, no impairment reserve was necessary as the loan is adequately covered by collateral (a private residence and retail property, both located in New Jersey), with aggregate appraised values totaling $8.7 million.

Accruing Loans 30 to 89 Days Delinquent

Loans 30 to 89 days delinquent and on accrual status totaled $9.3 million, $16.1 million, and $8.7 million at December 31, 2024, September 30, 2024, and December 31, 2023, respectively. The following table sets forth delinquencies for accruing loans by type and by amount at December 31, 2024, September 30, 2024, and December 31, 2023 (dollars in thousands):

	December 31, 2024	September 30, 2024	December 31, 2023
Held-for-investment
Real estate loans:
Multifamily	$2,831	$2,259	$740
Commercial real estate loans	78	5,689	1,010
One-to-four family residential	2,407	2,286	3,339
Home equity and lines of credit	1,472	1,369	817
Commercial and industrial loans	2,545	4,450	2,767
Other loans	3	4	10
Total delinquent accruing loans held-for-investment	$9,336	$16,057	$8,683

The increase in multifamily delinquent loans at December 31, 2024, as compared to December 31, 2023, was primarily due to two relationships totaling $2.4 million that became current subsequent to December 31, 2024. The decrease in commercial real estate loan delinquencies at December 31, 2024, as compared to September 30, 2024, was primarily due to two participation loans totaling $5.6 million that matured and the lead bank extended their maturity and they became current during the fourth quarter of 2024.

Management continues to monitor the small business unsecured commercial and industrial loan portfolio which represents the majority of the commercial and industrial delinquencies in the table above. This portfolio totaled $28.9 million, $39.1 million, and $37.4 million at December 31, 2024, September 30, 2024, and December 31, 2023, respectively.

PCD Loans (Held-for-Investment)
The Company accounts for PCD loans at estimated fair value using discounted expected future cash flows deemed to be collectible on the date acquired. Based on its detailed review of PCD loans and experience in loan workouts, management believes it has a reasonable expectation about the amount and timing of future cash flows and accordingly has classified PCD loans ($9.2 million at December 31, 2024 and $9.9 million at December 31, 2023) as accruing, even though they may be contractually past due. At December 31, 2024, 2.1% of PCD loans were past due 30 to 89 days, and 23.6% were past due 90 days or more, as compared to 2.9% and 27.1%, respectively, at December 31, 2023.

Our multifamily loan portfolio at December 31, 2024 totaled $2.60 billion, or 65% of our total loan portfolio, of which $437.7 million, or 11%, included loans collateralized by properties in New York with units subject to some percentage of rent regulation. The table below sets forth details about our multifamily loan portfolio in New York (dollars in thousands).

% Rent Regulated	Balance	% Portfolio Total NY Multifamily Portfolio	Average Balance	Largest Loan	LTV*	Debt Service Coverage Ratio (DSCR)*	30-89 Days Delinquent	Non-Accrual	Special Mention	Substandard
0	$280,851	39.1%	$1,161	$16,523	50.8%	1.55x	$423	$517	$—	$1,812
>0-10	4,724	0.6	1,575	2,121	51.2	1.34	—	—	—	—
>10-20	18,540	2.6	1,426	2,850	49.0	1.49	—	—	1,445	—
>20-30	19,472	2.7	2,164	5,480	53.8	1.66	—	—	—	—
>30-40	15,077	2.1	1,256	3,063	48.1	1.59	—	—	—	—
>40-50	21,680	3.0	1,275	2,723	47.2	1.76	—	—	—	—
>50-60	9,375	1.3	1,563	2,327	39.6	2.02	—	—	—	—
>60-70	19,080	2.7	3,180	11,261	52.7	1.52	—	—	—	—
>70-80	22,282	3.1	2,476	4,895	47.8	1.42	—	—	—	—
>80-90	20,670	2.9	1,148	3,137	46.4	1.62	—	—	1,131	—
>90-100	286,829	39.9	1,738	16,805	52.3	1.60	450	2,092	1,197	4,436
Total	$718,580	100.0%	$1,437	$16,805	51.0%	1.58x	$873	$2,609	$3,773	$6,248
The table below sets forth our New York rent-regulated loans by county (dollars in thousands).

County	Balance	LTV*	DSCR*
Bronx	$117,670	51.5%	1.61x
Kings	183,982	51.2%	1.61
Nassau	2,166	36.0%	1.88
New York	49,154	47.3%	1.64
Queens	38,576	44.1%	1.70
Richmond	28,593	60.2%	1.41
Westchester	17,588	61.5%	1.37
Total	$437,729	51.2%	1.60x

* Weighted Average
None of the loans that are rent-regulated in New York are interest only. During 2025, 36 loans with an aggregate principal balance of $63.0 million will re-price.

About Northfield Bank

Northfield Bank, founded in 1887, operates 37 full-service banking offices in Staten Island and Brooklyn, New York, and Hunterdon, Middlesex, Mercer, and Union counties, New Jersey. For more information about Northfield Bank, please visit www.eNorthfield.com.

Forward-Looking Statements: This release may contain certain "forward looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995, and may be identified by the use of such words as "may," "believe," "expect," "anticipate," "should," "plan," "estimate," "predict," "continue," and "potential" or the negative of these terms or other comparable terminology. Examples of forward-looking statements include, but are not limited to, estimates with respect to the financial condition, results of operations and business of Northfield Bancorp, Inc. Any or all of the forward-looking statements in this release and in any other public statements made by Northfield Bancorp, Inc. may turn out to be wrong. They can be affected by inaccurate assumptions Northfield Bancorp, Inc. might make or by known or unknown risks and uncertainties as described in our SEC filings, including, but not limited to, those related to general economic conditions, particularly in the market areas in which the Company operates, changes in liquidity, the size and composition of our deposit portfolio and the percentage of uninsured deposits in the portfolio, competition among depository and other financial institutions, including with respect to fees and interest rates, changes in laws or government regulations or policies affecting financial institutions, including changes in the monetary policies of the U.S. Treasury and the Board of Governors of the Federal Reserve System, the imposition of tariffs or other domestic or international governmental policies impacting the value of the products of our borrowers, a potential government shutdown, changes in asset quality, prepayment speeds, charge-offs and/or credit loss provisions, our ability to access cost-effective funding, changes in the value of our goodwill or other intangible assets, changes in regulatory fees, assessments and capital requirements, inflation and changes in the interest rate environment that reduce our margins, reduce the fair value of financial instruments or reduce our ability to originate loans, cyber security and fraud risks against our information technology and those of our third-party providers and vendors, the effects of war, conflict, and acts of terrorism, our ability to successfully integrate acquired entities, adverse changes in the securities markets, and the effects of the COVID-19 pandemic. Consequently, no forward-looking statement can be guaranteed. Northfield Bancorp, Inc. does not intend to update any of the forward-looking statements after the date of this release, or conform these statements to actual events.

(Tables follow)

NORTHFIELD BANCORP, INC.
SELECTED CONSOLIDATED FINANCIAL AND OTHER DATA
(Dollars in thousands, except per share amounts) (unaudited)

				At or For the
	At or For the Three Months Ended			Year Ended
	December 31,		September 30,	December 31,
	2024	2023	2024	2024	2023
Selected Financial Ratios:
Performance Ratios (1)
Return on assets (ratio of net income to average total assets)	0.79%	0.59%	0.46%	0.52%	0.68%
Return on equity (ratio of net income to average equity)	6.40	4.75	3.74	4.30	5.45
Average equity to average total assets	12.28	12.42	12.24	12.14	12.44
Interest rate spread	1.54	1.58	1.42	1.45	1.82
Net interest margin	2.18	2.17	2.08	2.10	2.35
Efficiency ratio (2)	56.75	64.46	64.07	65.90	61.11
Non-interest expense to average total assets	1.46	1.51	1.43	1.51	1.50
Non-interest expense to average total interest-earning assets	1.53	1.58	1.50	1.58	1.57
Average interest-earning assets to average interest-bearing liabilities	129.20	131.09	128.75	128.77	133.01
Asset Quality Ratios:
Non-performing assets to total assets	0.36	0.20	0.53	0.36	0.20
Non-performing loans (3) to total loans (4)	0.51	0.27	0.75	0.51	0.27
Allowance for credit losses to non-performing loans (5)	227.72	328.30	115.67	227.72	328.30
Allowance for credit losses to total loans held-for-investment, net (6)	0.87	0.89	0.87	0.87	0.89

(1)Annualized where appropriate.
(2)The efficiency ratio represents non-interest expense divided by the sum of net interest income and non-interest income.
(3)Non-performing loans consist of non-accruing loans and loans 90 days or more past due and still accruing (excluding PCD loans), and are included in total loans held-for-investment, net.
(4)Includes originated loans held-for-investment, PCD loans, acquired loans, and loans held-for-sale.
(5)Excludes loans held-for-sale.
(6)Includes originated loans held-for-investment, PCD loans, and acquired loans.

NORTHFIELD BANCORP, INC.
CONSOLIDATED BALANCE SHEETS
(Dollars in thousands, except share and per share amounts) (unaudited)

	December 31, 2024	September 30, 2024	December 31, 2023
ASSETS:
Cash and due from banks	$13,043	$14,193	$13,889
Interest-bearing deposits in other financial institutions	154,701	218,733	215,617
Total cash and cash equivalents	167,744	232,926	229,506
Trading securities	13,884	13,759	12,549
Debt securities available-for-sale, at estimated fair value	1,100,817	1,063,486	795,464
Debt securities held-to-maturity, at amortized cost	9,303	9,681	9,866
Equity securities	14,261	10,699	10,629
Loans held-for-sale	4,897	4,897	—
Loans held-for-investment, net	4,022,224	4,059,106	4,203,654
Allowance for credit losses	(35,183)	(35,197)	(37,535)
Net loans held-for-investment	3,987,041	4,023,909	4,166,119
Accrued interest receivable	19,078	19,299	18,491
Bank-owned life insurance	175,759	174,482	171,543
Federal Home Loan Bank of New York stock, at cost	35,894	37,269	39,667
Operating lease right-of-use assets	27,771	28,943	30,202
Premises and equipment, net	21,985	22,973	24,771
Goodwill	41,012	41,012	41,012
Other assets	46,932	47,516	48,577
Total assets	$5,666,378	$5,730,851	$5,598,396

LIABILITIES AND STOCKHOLDERS’ EQUITY:
LIABILITIES:
Deposits	$4,138,477	$3,875,569	$3,878,435
Securities sold under agreements to repurchase	—	—	25,000
Federal Home Loan Bank advances and other borrowings	666,402	990,871	834,272
Subordinated debentures, net of issuance costs	61,442	61,386	61,219
Lease liabilities	32,209	33,529	35,205
Advance payments by borrowers for taxes and insurance	24,057	22,492	25,102
Accrued expenses and other liabilities	39,095	47,440	39,718
Total liabilities	4,961,682	5,031,287	4,898,951

STOCKHOLDERS’ EQUITY:
Total stockholders’ equity	704,696	699,564	699,445
Total liabilities and stockholders’ equity	$5,666,378	$5,730,851	$5,598,396

Total shares outstanding	42,903,598	42,904,342	44,524,929
Tangible book value per share (1)	$15.46	$15.35	$14.78

(1)    Tangible book value per share is calculated based on total stockholders' equity, excluding intangible assets (goodwill and core deposit intangibles), divided by total shares outstanding as of the balance sheet date. Core deposit intangibles were $69, $90, and $154 at December 31, 2024, September 30, 2024, and December 31, 2023, respectively, and are included in other assets.

NORTHFIELD BANCORP, INC.
CONSOLIDATED STATEMENT OF INCOME
(Dollars in thousands, except share and per share amounts) (unaudited)

	Three Months Ended			Years Ended
	December 31,		September 30,	December 31,
	2024	2023	2024	2024	2023
Interest income:
Loans	$45,902	$46,418	$46,016	$183,932	$181,638
Mortgage-backed securities	9,160	3,538	8,493	29,406	14,708
Other securities	1,428	1,494	2,684	11,459	5,087
Federal Home Loan Bank of New York dividends	885	988	914	3,704	3,113
Deposits in other financial institutions	2,347	2,024	1,211	9,407	4,249
Total interest income	59,722	54,462	59,318	237,908	208,795
Interest expense:
Deposits	22,031	16,835	20,304	82,272	48,753
Borrowings	7,169	7,873	9,949	37,822	32,055
Subordinated debt	837	836	836	3,329	3,320
Total interest expense	30,037	25,544	31,089	123,423	84,128
Net interest income	29,685	28,918	28,229	114,485	124,667
Provision for credit losses	1,942	271	2,542	4,281	1,353
Net interest income after provision for credit losses	27,743	28,647	25,687	110,204	123,314
Non-interest income:
Fees and service charges for customer services	1,634	1,473	1,611	6,430	5,479
Income on bank-owned life insurance	1,277	952	999	4,216	3,631
Losses on available-for-sale debt securities, net	—	—	(7)	(6)	(17)
Gain on trading securities, net	68	998	710	1,665	1,721
Gain on sale of loans	—	—	—	51	134
Gain on sale of property	3,402	—	—	3,402	—
Other	623	204	265	1,064	948
Total non-interest income	7,004	3,627	3,578	16,822	11,896
Non-interest expense:
Compensation and employee benefits	11,761	12,186	11,424	49,338	46,496
Occupancy	3,253	3,227	3,030	13,058	13,259
Furniture and equipment	436	475	450	1,847	1,868
Data processing	1,921	1,830	1,780	8,025	8,138
Professional fees	762	784	943	3,195	3,406
Advertising	287	337	282	1,569	2,171
Federal Deposit Insurance Corporation insurance	625	568	626	2,488	2,331
Credit loss (benefit)/expense for off-balance sheet exposures	(55)	(165)	151	282	(555)
Other	1,832	1,738	1,692	6,723	6,336
Total non-interest expense	20,822	20,980	20,378	86,525	83,450
Income before income tax expense	13,925	11,294	8,887	40,501	51,760
Income tax expense	2,674	3,072	2,364	10,556	14,091
Net income	$11,251	$8,222	$6,523	$29,945	$37,669
Net income per common share:
Basic	$0.28	$0.19	$0.16	$0.72	$0.86
Diluted	$0.27	$0.19	$0.16	$0.72	$0.86
Basic average shares outstanding	40,889,355	42,704,541	41,028,213	41,567,370	43,560,844
Diluted average shares outstanding	41,029,275	42,780,195	41,088,637	41,628,660	43,638,616

NORTHFIELD BANCORP, INC.
ANALYSIS OF NET INTEREST INCOME
(Dollars in thousands) (unaudited)

	For the Three Months Ended
	December 31, 2024			September 30, 2024			December 31, 2023
	Average Outstanding Balance	Interest	Average Yield/ Rate (1)	Average Outstanding Balance	Interest	Average Yield/ Rate (1)	Average Outstanding Balance	Interest	Average Yield/ Rate (1)
Interest-earning assets:
Loans (2)	$4,044,787	$45,902	4.51%	$4,079,974	$46,016	4.49%	$4,211,344	$46,418	4.37%
Mortgage-backed securities (3)	950,309	9,160	3.83	901,042	8,493	3.75	620,384	3,538	2.26
Other securities (3)	177,462	1,428	3.20	273,312	2,684	3.91	231,133	1,494	2.56
Federal Home Loan Bank of New York stock	37,065	885	9.50	38,044	914	9.56	39,470	988	9.93
Interest-earning deposits in financial institutions	204,146	2,347	4.57	99,837	1,211	4.83	173,026	2,024	4.64
Total interest-earning assets	5,413,769	59,722	4.39	5,392,209	59,318	4.38	5,275,357	54,462	4.10
Non-interest-earning assets	277,067			275,342			255,155
Total assets	$5,690,836			$5,667,551			$5,530,512

Interest-bearing liabilities:
Savings, NOW, and money market accounts	$2,424,370	$11,997	1.97%	$2,417,725	$12,717	2.09%	$2,522,964	$11,214	1.76%
Certificates of deposit	928,658	10,034	4.30	700,763	7,587	4.31	567,356	5,621	3.93
Total interest-bearing deposits	3,353,028	22,031	2.61	3,118,488	20,304	2.59	3,090,320	16,835	2.16
Borrowed funds	775,722	7,169	3.68	1,008,338	9,949	3.93	872,756	7,873	3.58
Subordinated debt	61,406	837	5.42	61,350	836	5.42	61,183	836	5.42
Total interest-bearing liabilities	4,190,156	30,037	2.85	4,188,176	31,089	2.95	4,024,259	25,544	2.52
Non-interest bearing deposits	703,886			683,283			717,372
Accrued expenses and other liabilities	97,918			102,233			101,964
Total liabilities	4,991,960			4,973,692			4,843,595
Stockholders' equity	698,876			693,859			686,917
Total liabilities and stockholders' equity	$5,690,836			$5,667,551			$5,530,512

Net interest income		$29,685			$28,229			$28,918
Net interest rate spread (4)			1.54%			1.42%			1.58%
Net interest-earning assets (5)	$1,223,613			$1,204,033			$1,251,098
Net interest margin (6)			2.18%			2.08%			2.17%
Average interest-earning assets to interest-bearing liabilities			129.20%			128.75%			131.09%

(1)    Average yields and rates are annualized.
(2)     Includes non-accruing loans.
(3)     Securities available-for-sale and other securities are reported at amortized cost.
(4)     Net interest rate spread represents the difference between the weighted average yield on interest-earning assets and the weighted average cost of interest-bearing liabilities.
(5)     Net interest-earning assets represent total interest-earning assets less total interest-bearing liabilities.
(6)    Net interest margin represents net interest income divided by average total interest-earning assets.

	For the Years Ended
	December 31, 2024			December 31, 2023
	Average Outstanding Balance	Interest	Average Yield/ Rate	Average Outstanding Balance	Interest	Average Yield/ Rate
Interest-earning assets:
Loans (1)	$4,106,641	$183,932	4.48%	$4,248,355	$181,638	4.28%
Mortgage-backed securities (2)	831,681	29,406	3.54	682,416	14,708	2.16
Other securities (2)	293,776	11,459	3.90	238,722	5,087	2.13
Federal Home Loan Bank of New York stock	38,350	3,704	9.66	40,684	3,113	7.65
Interest-earning deposits in financial institutions	189,379	9,407	4.97	97,975	4,249	4.34
Total interest-earning assets	5,459,827	237,908	4.36	5,308,152	208,795	3.93
Non-interest-earning assets	271,162			247,050
Total assets	$5,730,989			$5,555,202

Interest-bearing liabilities:
Savings, NOW, and money market accounts	$2,449,037	$50,228	2.05%	$2,463,455	$30,408	1.23%
Certificates of deposit	746,629	32,044	4.29	571,041	18,345	3.21
Total interest-bearing deposits	3,195,666	82,272	2.57	3,034,496	48,753	1.61
Borrowed funds	982,994	37,822	3.85	895,229	32,055	3.58
Subordinated debt	61,322	3,329	5.43	61,169	3,320	5.43
Total interest-bearing liabilities	$4,239,982	123,423	2.91	$3,990,894	84,128	2.11
Non-interest bearing deposits	694,543			770,939
Accrued expenses and other liabilities	100,704			102,563
Total liabilities	5,035,229			4,864,396
Stockholders' equity	695,760			690,806
Total liabilities and stockholders' equity	$5,730,989			$5,555,202

Net interest income		$114,485			$124,667
Net interest rate spread (3)			1.45%			1.82%
Net interest-earning assets (4)	$1,219,845			$1,317,258
Net interest margin (5)			2.10%			2.35%
Average interest-earning assets to interest-bearing liabilities			128.77%			133.01%

(1)     Includes non-accruing loans.
(2)     Securities available-for-sale and other securities are reported at amortized cost.
(3)     Net interest rate spread represents the difference between the weighted average yield on interest-earning assets and the weighted average cost of interest-bearing liabilities.
(4)     Net interest-earning assets represent total interest-earning assets less total interest-bearing liabilities.
(5)    Net interest margin represents net interest income divided by average total interest-earning assets.